                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant / /
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     /X/ Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         Panhandle Eastern Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           [PANHANDLE EASTERN LOGO]

                                                                  March 15, 1996

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Panhandle Eastern Corporation, on Wednesday, April 24, 1996, at 10:00 a.m., at the J. W. Marriott Hotel, 5150 Westheimer, Houston, Texas.

     Information about the business of the meeting is set forth in the formal meeting notice and the Proxy Statement on the following pages. In addition, there will be a discussion of the general operations of the Company, described in the Company's 1995 Annual Report to Stockholders, and stockholders will be offered an opportunity to ask questions.

     We particularly call your attention to the proposed amendment to the Company's Restated Certificate of Incorporation in order to change the name of the Company to "PanEnergy Corp." Your Board of Directors, which supports and recommends the proposed amendment, believes that the new name, under which the Company has been doing business since January 2, 1996, reflects the Company's increasing role in and expanding business focus on serving multiple energy markets, including natural gas, natural gas liquids, electricity, crude oil, and refined petroleum products.

     There also will be considered a proposal to amend the Company's 1994 Long Term Incentive Plan, which your Board of Directors supports, and three stockholder proposals. The attached Proxy Statement contains a complete description of each and the reasoning of the Board's recommendations in favor of the first two proposals and against each of the last three proposals. We urge that you read this material before completing your Proxy.

     We encourage you to participate in this year's Annual Meeting in person or by mailing your proxy. Regardless of the number of shares you hold, your participation and representation in the Company's affairs is important. Therefore, even if you cannot attend the meeting, please return your proxy to the Company as soon as possible. To vote, simply place an "X" in the appropriate box on the enclosed form of proxy, sign and date it, and mail it in the self-addressed, postage-paid return envelope.

Sincerely,                              /s/ Paul M. Anderson
/s/ Dennis Hendrix                          PAUL M. ANDERSON
    DENNIS HENDRIX                          President and
    Chairman of the Board                   Chief Executive Officer

                           [PANHANDLE EASTERN LOGO]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL 24, 1996

To the Stockholders of Panhandle Eastern Corporation:

     The 1996 Annual Meeting of Stockholders of Panhandle Eastern Corporation will be held at the J. W. Marriott Hotel, 5150 Westheimer, Houston, Texas, on Wednesday, April 24, 1996, at 10:00 a.m., for the purposes of:

          1. Electing four Directors, constituting the 1996 Class of the Company's Board of Directors, for terms of three years, each to hold office until the 1999 Annual Meeting or until a successor shall have been elected and shall have qualified;

          2. Considering and acting upon a proposal to amend Article FIRST of the Company's Restated Certificate of Incorporation to change the name of the Company to "PanEnergy Corp" (the Board of Directors supports this proposal);

          3. Considering and acting upon a proposal to amend the Panhandle Eastern Corporation 1994 Long Term Incentive Plan (the Board of Directors supports this proposal); and

          4. Considering and acting upon other matters that properly come before the meeting, such as voting on the three stockholder proposals which begin on page 22 of the proxy statement (the Board of Directors opposes each of these proposals).

     Stockholders of record on February 29, 1995, are entitled to receive notice of, and to vote at, the meeting or any adjournment or adjournments thereof. The transfer books of the Company will not be closed. The list showing stockholders entitled to vote at the meeting will be located in the office of the Secretary at the Company's headquarters, 5400 Westheimer Court, Houston, Texas, for examination for at least 10 days prior to the Annual Meeting.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                                /s/ Robert W. Reed
                                                    ROBERT W. REED
                                                       Secretary

Dated: March 15, 1996
Houston, Texas

                           [PANHANDLE EASTERN LOGO]

                               PROXY STATEMENT

                           ------------------------
                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 24, 1996
                           ------------------------

     This statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Panhandle Eastern Corporation (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, April 24, 1996, at 10:00 a.m., at the J. W. Marriott Hotel, 5150 Westheimer, Houston, Texas, for the purposes set forth in the accompanying Notice of Annual Meeting. Business at the Annual Meeting is limited to matters properly brought before it.

     Unless revoked prior to its exercise, any proxy given pursuant to this solicitation will be voted at the Annual Meeting. A stockholder may revoke a proxy at any time prior to the Annual Meeting by giving written notice of such revocation addressed to the Secretary of the Company, P.O. Box 1642, Houston, Texas 77251-1642. Also, a stockholder may attend the Annual Meeting and vote in person, whether or not such stockholder has previously given a proxy. Proxy material is being mailed to stockholders on or about March 15, 1996.

     On February 29, 1996, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the Company had outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"). Each of such shares is entitled to one vote at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the independent election inspectors appointed for the Annual Meeting. The holders of a majority of the shares entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Directors shall be elected by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote. The proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company to "PanEnergy Corp" will require for approval the affirmative vote of a majority of the outstanding shares entitled to vote at the Annual Meeting. The stockholder proposal, which your Board opposes, to amend the Bylaws of the Company to eliminate the classification of the Board, will require for approval the affirmative vote of 75 percent of the outstanding shares entitled to vote at the Annual Meeting. All other matters shall be determined by the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote. If no voting direction is indicated on the proxy card, the shares will be considered votes FOR the election of the nominees for Director, FOR the proposed amendment to the Company's Restated Certificate of Incorporation to change the name of the Company to "PanEnergy Corp", FOR the proposed amendment to the Panhandle Eastern Corporation 1994 Long Term Incentive Plan, and AGAINST each of the three stockholders proposals set forth in this Proxy Statement. Proxy cards that are not signed or that are not returned are treated as not voted for any purposes. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Abstentions with respect to any matter will be treated as shares present and entitled to vote. Accordingly, with respect to the proposed amendment to the Company's Restated Certificate of Incorporation to change the name of the Company to "PanEnergy Corp" and the stockholder proposal to amend the Bylaws of the Company to eliminate the classification of the Board, abstentions and broker non-votes will have the same effect as voting against the proposals. With respect to the other stockholder proposals described in this Proxy Statement and the proposed amendment to the Panhandle Eastern Corporation 1994 Long Term Incentive Plan, abstention from voting will have the same effect as voting against such proposals and broker non-votes will be disregarded and have no effect on the outcome of the vote. The Company knows of no proposals to be considered at the Annual Meeting other than those set forth in the Notice of Annual Meeting.

     The cost of preparing, assembling, and mailing the material in connection with the solicitation of proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers and other employees of the Company personally, by telephone, or other means. To assist in the solicitation of proxies, the Company has engaged Corporate Investor Communications, Inc., for approximately $9,500. The Company will also request brokerage houses and other nominees or fiduciaries to forward copies of its proxy material and Annual Report to beneficial owners of Common Stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

STOCKHOLDER PROPOSALS

     Stockholder proposals will be eligible for consideration for inclusion in the Proxy Statement for the 1997 Annual Meeting if they are received by the Secretary of the Company no later than November 15, 1996 at the address set forth above.

A. ELECTION OF DIRECTORS

     Currently, the Board consists of 12 Directors (nine of whom are not employed by the Company) and two Advisory Directors (neither of whom is employed by the Company). In accordance with the Company's By-Laws, the Directors have been divided into three Classes of approximately equal size, with staggered terms in office. At each Annual Meeting, Directors constituting one Class are elected for three-year terms. Each Class is designated by the year in which its current term ends. The members of the 1996 Class of Directors, Milton Carroll, Robert Cizik, Harold S. Hook and Leo E. Linbeck, Jr., have been nominated for re-election at this year's Annual Meeting. If re-elected, they will hold office until the 1999 Annual Meeting or until successors shall have been elected and shall have qualified. The terms of the Directors constituting the other two Classes will continue as indicated below.

     The proxy holders named on the proxy card will vote FOR the election of the nominees listed below, unless otherwise instructed on proxy cards that have been signed or returned. If you do not wish your shares to be voted for particular nominees, please identify the exceptions on the proxy card. If any of these nominees should be unable to serve, the proxies will be voted by the proxy holders for the election of such other person as they shall determine, in accordance with their judgment.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS (1996 CLASS)

           NAME                     BUSINESS EXPERIENCE AND AGE IN 1996
           ----                     -----------------------------------
1996 CLASS

Milton Carroll.............  Age 46. Chairman, President, and Chief Executive
                             Officer of Instrument Products, Inc., Houston, Texas, a manufacturer of oilfield tools and other precision products, since 1977. Director of the Company since 1993. Director of the Federal Reserve Bank of Dallas, Houston Industries, Inc., and BlueCross BlueShield of Texas.

Robert Cizik...............  Age 65. Chairman of the Board since 1983, and, from
                             1975 to 1995, Chief Executive Officer of Cooper Industries, Inc. ("Cooper"), Houston, Texas, a diversified, international manufacturing company. Director of the Company since 1991. Director of Cooper, Cooper Cameron Corporation, Temple-Inland, Inc. ("Temple-Inland"), Harris Corporation, and Air Products and Chemicals, Inc.

Harold S. Hook.............  Age 65. Chairman and Chief Executive Officer of
                             American General Corporation ("American General"), Houston, Texas, a diversified financial services organization, for more than five years. Director of the Company since 1978. Director of American General, American General Finance, Inc., Chemical Banking Corporation, Chemical Bank, Cooper, and Sprint Corporation ("Sprint").

Leo E. Linbeck, Jr.........  Age 62. Chairman, President and Chief Executive
                             Officer of Linbeck Corporation, Houston, Texas, a holding company of five construction-related firms since 1990, and Chairman, President, and Chief Executive Officer of Linbeck Construction Corporation, Houston, Texas, a client-focused organization whose expertise is the planning and building of facilities, since 1975. Director of the Company since 1986. Director of Daniel Industries, Inc., and a Director and Trustee of thirty-three investment companies managed by John Hancock Advisers, Inc.

INFORMATION REGARDING DIRECTORS CONTINUING IN OFFICE

           NAME                     BUSINESS EXPERIENCE AND AGE IN 1996
           ----                     -----------------------------------
1997 CLASS

Paul M. Anderson...........  Age 51. Chief Executive Officer of the Company
                             since April 1995, President of the Company since December 1993 and Director of the Company since December 1992. Executive Vice President of the Company from March 1991 to December 1993. President and Chief Executive Officer of Panhandle Eastern Pipe Line Company ("PEPL") from April 1991 to January 1994, a Director of PEPL since 1991, and Chairman of the Board since January 1994. Director of Texas Eastern Transmission Corporation ("TETCO") since April 1991 and Chairman of the Board since January 1994. Vice President, Finance and Chief Financial Officer, Inland Steel Industries Inc., 1990-1991. Director of Temple-Inland and of Texas Eastern Products Pipeline Company ("TEPPCO"), a wholly-owned subsidiary of the Company and the general partner of TEPPCO Partners, L.P., a publicly traded master limited partnership.

William T. Esrey...........  Age 56. Chairman since April 1990 and Chief
                             Executive Officer since April 1985 of Sprint, Westwood, Kansas, a diversified telecommunications holding company, since April 1990. President of Sprint from April 1985 to April 1990. Director of the Company since 1985. Director of Sprint, Equitable Life Assurance Society of the United States, General Mills, Inc., and Everen Capital Corporation.

Ann Maynard Gray...........  Age 51. Since 1991, President, Diversified
                             Publishing Group of Capital Cities/ABC, Inc., New York, New York, involved in television, radio, and publishing, and Corporate Vice President since 1986. Senior Vice President -- Finance, ABC Television Network from 1988 to 1991. Director of the Company since 1994. Director of Cyprus Amax Minerals Company.

George L. Mazanec..........  Age 60. Vice Chairman of the Board of Directors of
                             the Company since December 1993 and a Director since December 1992. Executive Vice President of the Company from March 1991 to December 1993. Director since January 1990, Vice Chairman of the Board since January 1994, and President and Chief Executive Officer from January 1991 to January 1994, of TETCO. Director of PEPL since January 1990 and Vice Chairman of the Board of PEPL since January 1994. From 1989 to 1991, Group Vice President of the Company. Director of Associated Electric and Gas Insurance Services and of TEPPCO.

1998 CLASS

Charles W. Duncan, Jr......  Age 70. Engaged in private investments in Houston,
                             Texas, since 1981. Deputy Secretary of the United States Department of Defense, January

           NAME                      BUSINESS EXPERIENCE AND AGE IN 1996
           ----                      -----------------------------------

                             1977 to August 1979; Secretary of the United States Department of Energy, August 1979 until January 1981. Director of the Company since 1990. Director of American Express Company, The Coca-Cola Company, Chemical Banking Corporation, Newfield Exploration Company, and United Technologies Corporation.

Harry E. Ekblom............  Age 68. Vice Chairman of A. T. Hudson & Co., Inc.,
                             Oradell, New Jersey, a management consulting firm, since 1985, and President of Harry E. Ekblom & Co., Inc., Osterville, Massachusetts, a financial consulting firm, since January 1984. Director of the Company since 1971. Director of Harris & Harris Group, Inc., and The Commercial Bank of New York.

Dennis R. Hendrix..........  Age 56. Chairman of the Board of the Company since
                             November 1990 and Chief Executive Officer from November 1990 to April 1995. President of the Company from November 1990 to December 1993. Director of PEPL and TETCO since November 1990, Chairman of the Board from November 1990 to January 1994 and Chief Executive Officer from November 1990 to April 1991, of PEPL and TETCO, and President of TETCO from November 1990 to January 1994. Director of TECO Energy, Inc., and TEPPCO.

Ralph S. O'Connor..........  Age 70. For more than five years, principally engaged in investments as Chairman and Chief
                             Executive Officer of Ralph S. O'Connor &
                             Associates, Houston, Texas. Director of the Company since 1991.

B. ADDITIONAL INFORMATION

BOARD OF DIRECTORS RETIREMENT POLICY

     In January 1996, the Board amended its policy regarding the retirement of Nonemployee Directors to provide for the retirement of a Nonemployee Director at the Annual Meeting of Stockholders next following the Nonemployee Director's seventy-second birthday. Previously, the policy provided that the Nonemployee Director would retire at the next Board meeting following the Nonemployee Director's seventieth birthday.

INFORMATION REGARDING ADVISORY DIRECTORS

     In January 1996, the Board elected two Advisory Directors, Senator Lloyd M. Bentsen and Mr. Cortland S. Dietler, to their second one-year terms. Mr. Max R. Lents, who in January 1996 completed his eleventh term as an Advisory Director, did not stand for re-election. An Advisory Director has no voting rights but attends meetings of the Board and certain Board committees in an advisory capacity. In January 1996, the Board decided to phase out the use of Advisory Directors over the next several years. Information regarding the Advisory Directors is as follows:

           NAME                     BUSINESS EXPERIENCE AND AGE IN 1996
           ----                     -----------------------------------

Lloyd M. Bentsen...........  Age 75. Shareholder of the law firm of Verner,
                             Liipfert, Bernhard, McPherson and Hand, Houston, Texas. United States Senator from Texas from 1971 to 1993. Secretary of the Treasury of the United States from January 1993 to December 1994. Advisory Director of the Company since January 1995. Director of IVAX Corporation and American International Group, Inc.

Cortland S. Dietler........  Age 75. Until the December 1994 merger with the
                             Company, Chairman of the Board and Chief Executive Officer of Associated Natural Gas Corporation, Denver, Colorado, a marketer, gatherer, and processor of natural gas, for more than five years. Advisory Director of the Company since January 1995.

MEETINGS OF THE BOARD AND ITS COMMITTEES

     During 1995, the Board met eight times. Each Director attended at least 75 percent of the aggregate number of the Board meetings and the meetings of Board committees on which he or she served.

     The Board has six committees, which are the Audit Committee, the Compensation & Organization Committee ("Compensation Committee"), the Committee on Directors, the Executive Committee, the Finance Committee and the Public Responsibilities Committee. With the exception of the Executive Committee, all Committees are composed solely of Nonemployee Directors.

     Mr. Cizik is Chairman, and Ms. Gray and Messrs. Carroll, Hook, O'Connor, and Dietler, are members, of the Audit Committee. The Audit Committee recommends the appointment of independent auditors and reviews the plan, scope, and results of the audit and monitors the fees for audit and other services; reviews the recommendations resulting from such audit and management responses thereto; and reviews the Company's accounting principles, policies, internal accounting controls, and the internal auditing department plans and procedures. The Audit Committee also reviews the Company's annual financial statements and recommends accounting and internal auditing policies which, in the Audit Committee's judgment, should receive the attention of the Board. The Audit Committee met three times in 1995.

     Mr. Duncan is Chairman of the Compensation Committee and Messrs. Cizik, Ekblom, Esrey, Linbeck and O'Connor are members. The Compensation Committee establishes the compensation policies for the Chief Executive Officer and other senior officers; approves the salaries and certain remuneration arrangements of senior officers; recommends the adoption of compensation plans in which officers and certain key employees are eligible to participate; and approves, appoints a subcommittee that approves, or recommends awards pursuant thereto, including bonuses, stock option grants, and other awards. The Compensation Committee acts on management recommendations for the election of officers, recommends the election of a Chief Executive Officer when appropriate, and reviews management succession plans. The Compensation Committee met four times in 1995.

     Mr. Esrey is Chairman of the Committee on Directors and Messrs. Carroll, Cizik, Dietler, Duncan, Ekblom and Hook are members. The Committee on Directors identifies and recommends candidates to fill Board vacancies and considers nominees for election as Directors at the Annual Meeting; considers the removal of Directors; reviews the Board's retirement policy and policies pertaining to Board membership; advises the Board on matters pertaining to Board tenure and compensation; and considers and makes recommendations pertaining to corporate governance matters. In addition, the Committee on Directors will consider stockholders' suggestions of nominees for Director that are submitted in writing to it, in care of the Secretary of the Company. The Committee on Directors met three times in 1995.

     The Finance Committee is chaired by Mr. Hook and the members are Ms. Gray, Senator Bentsen, and Messrs. Duncan, Ekblom and Linbeck. The Finance Committee reviews the Company's financial needs and approves the Company's financing plans, represents the Board in discharging administrative responsibilities with respect to employee benefit plans, reviews the performance of the investment managers of the Retirement Income Plan of Panhandle Eastern Corporation and Participating Affiliates ("Retirement Income Plan"), monitors the Company's risk management activities, and reviews the Board's dividend policy. The Finance Committee met three times in 1995.

     Mr. Linbeck is Chairman, and Senator Bentsen, Messrs. Carroll, Esrey, and O'Connor and Ms. Gray are members, of the Public Responsibilities Committee. This Committee reviews and considers the Company's policies and practices related to public issues important to the Company and the industry, including: safety; environmental affairs; governmental relations; community relations; employee participation in civic and charitable affairs; civic, charitable, and philanthropic contributions; and equal opportunity policies and programs. The Public Responsibilities Committee met twice in 1995.

     Mr. Hendrix is Chairman, and Senator Bentsen and Messrs. Anderson, Carroll, Cizik, Duncan, Hook, Linbeck, Mazanec and O'Connor are members, of the Executive Committee, which reviews and, where appropriate, authorizes corporate action with respect to the conduct of the business of the Company between

Board meetings. Actions taken by the Executive Committee are regularly submitted to the Board for review and ratification at the next meeting. The Executive Committee did not meet in 1995.

SECURITY OWNERSHIP OF MANAGEMENT

     As of December 31, 1995, all Directors and executive officers of the Company as a group owned beneficially, or had the right to acquire within 60 days of December 31, 1995, under the 1982 Key Employee Stock Option Plan, as amended (the "1982 Plan"), the 1989 Nonemployee Directors Stock Option Plan (the "1989 Plan"), the 1990 Long Term Incentive Plan (the "1990 LTIP"), and the 1994 Long Term Incentive Plan (the "1994 LTIP"), less than 1 percent of the presently issued and outstanding Common Stock.

     The following table shows the number of shares of Common Stock beneficially owned as of December 31, 1995, or as to which there was a right to acquire beneficial ownership within 60 days of such date, by each Director or nominee for Director, each executive officer of the Company named in the Summary Compensation Table on page 10 ("Named Executive Officers"), and all Directors and executive officers of the Company as a group.

                                                                               NUMBER
                                                                NUMBER           OF
                                                                  OF           SHARES
                                                                SHARES          WHICH
                                                             BENEFICIALLY       MAY BE
                                                               OWNED(1)       ACQUIRED(2)
                                                             ------------     -----------
        Paul M. Anderson....................................    27,632         190,666
        Milton Carroll......................................       500           6,000
        Robert Cizik........................................     1,322           8,000
        Charles W. Duncan, Jr...............................     7,767(3)        9,000
        Harry E. Ekblom.....................................     4,276(4)       10,000
        William T. Esrey....................................     2,500          10,000
        Ann Maynard Gray....................................       500           5,000
        Dennis R. Hendrix...................................   362,100              --
        James B. Hipple.....................................    13,192(5)       16,935
        Harold S. Hook......................................     5,600          10,000
        Carl B. King........................................    31,850          21,667
        Leo E. Linbeck, Jr..................................     1,216          10,000
        George L. Mazanec...................................    27,368         193,552
        Ralph S. O'Connor...................................    34,701(6)        8,000
        All Directors, nominees for Director, and ten
          executive officers as a group, including those
          named above.......................................   566,492         566,746

---------------

(1) Included are beneficially owned and undistributed shares of Common Stock held as of December 31, 1995, in the Panhandle Eastern Corporation Dividend Reinvestment and Stock Purchase Plan and shares held as of December 31, 1995, in, and allocable to the individual under, the Employees' Savings Plan of Panhandle Eastern Corporation and Participating Affiliates.

(2) Shares of Common Stock which the Directors or executive officers of the Company have the right to acquire, within 60 days of December 31, 1995, pursuant to options outstanding under the 1982 Plan, the 1989 Plan, the 1990 LTIP, and the 1994 LTIP. Nonemployee Directors do not participate in the 1982 Plan, the 1990 LTIP, or the 1994 LTIP and Employee Directors do not participate in the 1989 Plan.

(3) Includes 4,531 shares held by Duncan Investors Partnership, a partnership in which Mr. Duncan is a general partner.

(4) Includes 2,000 shares held by Mrs. Ekblom.

(5) Includes 48 shares held by Mrs. Hipple.

(6) Includes 4,502 shares of Common Stock held by three trusts of which Mr. O'Connor is co-trustee and as to all of which Mr. O'Connor disclaims beneficial ownership.

     Texas Eastern Products Pipeline Company, a wholly owned subsidiary of the Company, is the general partner of TEPPCO Partners, L.P. ("TEPPCO"), a publicly traded master limited partnership. The following table shows the number of units of limited partnership interests in TEPPCO beneficially owned as of December 31, 1995, or as to which there was a right to acquire beneficial ownership within 60 days of such date, by each Director or nominee for Director, each of the Named Executive Officers, and all Directors and executive officers of the Company as a group. As of December 31, 1995, the percentage of units beneficially owned by all Directors and executive officers as a group does not exceed 1 percent of the presently issued and outstanding units.

                                                                                 NUMBER
                                                                                   OF
                                                                  NUMBER          UNITS
                                                                    OF            WHICH
                                                                   UNITS           MAY
                                                                BENEFICIALLY       BE
                                                                   OWNED         ACQUIRED
                                                                ------------     --------
        Paul M. Anderson........................................    2,000           --
        Milton Carroll..........................................       --           --
        Robert Cizik............................................       --           --
        Charles W. Duncan, Jr. .................................       --           --
        Harry E. Ekblom.........................................       --           --
        William T. Esrey........................................       --           --
        Ann Maynard Gray........................................       --           --
        Dennis R. Hendrix.......................................   13,500           --
        James B. Hipple.........................................    1,000           --
        Harold S. Hook..........................................    2,000           --
        Carl B. King............................................       --           --
        Leo E. Linbeck, Jr. ....................................       --           --
        George L. Mazanec.......................................    1,000           --
        Ralph S. O'Connor.......................................    1,000           --
        All Directors, nominees for Director, and ten executive
          officers as a group, including those named above......   20,500           --

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares of Common Stock held by beneficial owners of more than 5 percent of the Common Stock as of December 31, 1995, and the percentage of the total outstanding shares of Common Stock as of that date.

                                                               NUMBER           PERCENT
                                                                 OF               OF
                                                               SHARES          OUTSTANDING
                          NAME AND ADDRESS                  BENEFICIALLY         SHARES
                        OF BENEFICIAL OWNER                     OWNED            OWNED
                        -------------------                 ------------       -----------
        Sonatrach Petroleum Investment Corp., B.V.
        Sloterkade 138D
        1058 HM Amsterdam, The Netherlands..................   7,700,000          5.13

        Employees' Savings Plan of
        Panhandle Eastern Corporation and Participating
          Affiliates
        5400 Westheimer Ct.,
        Houston, Texas 77056................................   9,676,146          6.44

     Sonatrach Petroleum Investment Corp., B.V., is a Dutch corporation owned by two shareholders: Sonatrach (the national oil and gas company of Algeria), which owns a 99.9 percent interest, and Banque Algerienne du Commerce Exterieur ("BACE"), a Swiss bank, which owns a 0.1 percent interest. The principal executive offices of Sonatrach are located at 10, Rue du Sahara, Hydra, Algiers (Algeria), and the principal executive offices of BACE are located at Schutzengasse 4, Postfach, 8023 Zurich, Switzerland. Sonatrach and BACE are wholly owned by the government of Algeria.

     The Company and Sonatrach, directly and through subsidiaries, are parties to agreements entered into in 1987 providing for the importation of liquefied natural gas ("LNG") over a period of up to 20 years at volumes and prices and upon other terms to be agreed upon from time to time. The agreements provide that if LNG is purchased by the Company from Sonatrach, Sonatrach will receive an f.o.b. payment equal to approximately 63 percent of the average gross selling price of an equivalent quantity of regasified LNG, with the Company receiving the balance. For the year ended December 31, 1995, payments to Sonatrach under this program for LNG and shipping were approximately $8.7 million.

     Employees' Savings Plan of Panhandle Eastern Corporation and Participating Affiliates("ESP"), holds shares of Common Stock for the account of participants, who are employees of the Company and participating affiliates. Generally, the ESP passes through to participants the right to direct the voting of shares of Common Stock allocable to their accounts and to direct the tender of such shares in response to a tender or exchange offer for Common Stock. The ESP is administered by an administrative committee whose members are H. D. Church, Senior Vice President of TETCO; Paul F. Ferguson, Jr., Senior Vice President and Chief Financial Officer of the Company; D. R. Hennig, Vice President of PEPL, TETCO, and Trunkline Gas Company ("Trunkline"); Bruce A. Williamson, Treasurer of the Company; Theopolis Holeman, Vice President of PEPL; Sandra P. Meyer, Vice President and Controller of the Company; Michael J. Bradley, Vice President of PanEnergy Services, Inc., a subsidiary of the Company; and P. J. Hester, Vice President and General Counsel, of Algonquin Gas Transmission Company.

COMPENSATION OF DIRECTORS

     As employees of the Company, Messrs. Anderson, Hendrix, and Mazanec receive no fees for their service as Directors, for attendance at Board and Committee meetings, or for chairing Board Committees. Nonemployee Directors and Advisory Directors receive an annual retainer fee of $30,000, and $1,000 for each Board meeting and each Committee meeting attended. Nonemployee Committee Chairmen receive an additional annual retainer of $4,000. Nonemployee Directors and Advisory Directors are reimbursed for expenses incurred in attending Board and Committee meetings.

     In addition to the foregoing, the Company maintains, or formerly maintained, the following plans for Nonemployee Directors:

          1. The 1982 Directors' Deferred Compensation Plan permits Nonemployee Directors to elect, on a year-to-year basis, to defer either 50 percent or 100 percent of their Directors' fees. As amended in January 1995, the annual interest rate applicable to deferred amounts is equal to Moody's seasoned Baa Corporate Bond Yield Index for the week ending with the final Friday of the previous November, as reported in the Federal Reserve statistical release No. 15 or its successor. Amounts accrued are payable either in a lump sum or over a period of five or 10 years, as elected by the Nonemployee Director, commencing on January 15th of the year next succeeding the year in which the Nonemployee Director either ceases to be a Director or upon the attainment of the age the Nonemployee Director previously elected. For the year ended December 31, 1995, amounts deferred under this Plan and interest accrued relative to such deferrals were $290,459 for the five participating Nonemployee Directors as a group.

          2. The 1989 Nonemployee Directors' Stock Option Plan ("1989 Plan") provides for the granting of non-qualified options for the purchase of shares of Common Stock to each Nonemployee Director. Stock appreciation rights ("SARs") are not permitted. All options are granted at the fair market value of the Common Stock on the date of grant. On May 1, 1989, each Nonemployee Director was granted an option to purchase 5,000 shares of Common Stock, and any new Nonemployee Director is granted an option to purchase 5,000 shares of Common Stock effective on the May 1 next following election to the Board. Additional options to purchase 1,000 shares of Common Stock are granted to each Nonemployee Director on May 1 of each year, through and including May 1, 1998. On May 1, 1995, options to purchase a total of 9,000 shares of Common Stock were granted under the 1989 Plan at an exercise price of $23.875 per share. Options granted under the 1989 Plan become exercisable one year from the date of grant and expire on the tenth anniversary of the date of grant. Accordingly, the options granted on May 1,

     1995, are not reflected in the table on page 6 hereof. No options were exercised during 1995 under the 1989 Plan. There are nine Nonemployee Directors participating in the 1989 Plan.

          3. The Nonemployee Directors' Retirement Plan provides an annual unfunded retirement benefit for each Nonemployee Director of the Company upon the later to occur of the Director's retirement date or the attainment of age 65. A retired Nonemployee Director with 10 years or more of service on the Board will receive annually for life (a guaranteed minimum of 10 years) an amount equal to 60 percent of the annual retainer fee in effect on the Director's retirement date. For a Nonemployee Director retiring with less than 10 years of service, the annual benefit accrues at a rate of 6 percent of the annual retainer fee in effect on the Director's retirement date for each year of service, not to exceed a total of 60 percent of such annual retainer fee. In the event of a "change of control" (as defined), a Nonemployee Director shall be deemed to have served as such until the earlier of the tenth anniversary of the Director's service on the Board or attainment of retirement age. There are also certain pre-retirement supplemental death benefits provided under this plan.

          4. At the time it was acquired by the Company in 1989, Texas Eastern Corporation ("TEC") maintained an unfunded plan, the TEC Directors' Retirement Plan, which provided an annual benefit payable for 10 years following a Nonemployee Director's retirement from active service on the TEC Board of Directors. Upon the Nonemployee Director's death following retirement, any unpaid installments will be paid to the named beneficiary. Under this plan, Messrs. Duncan and O'Connor have vested rights to annual benefits for 10 years of $18,000 commencing January 1, 1999.

          5. The Directors' Deferred Compensation Plan of Panhandle Eastern Corporation ("Nonemployee Directors' Plan") was available until December 31, 1986, to Nonemployee Directors and permitted deferral of up to 100 percent of each participating Nonemployee Director's annual retainer fee. Benefit payment amounts related to retainer fees deferred, to interest accrued at seniority-based rates, and to age at the time of deferral. For the year ended December 31, 1995, interest accrued for the four participating Nonemployee Directors relative to amounts deferred under the Nonemployee Directors Plan was $30,968.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table and notes present the cash and certain other compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company ("Named Executive Officers"), as of December 31, 1995, for the years ended December 31, 1993, 1994, and 1995:

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------
                                      ANNUAL COMPENSATION              LONG TERM COMPENSATION
                          ------------------------------------------------------------------------------
                                                                   AWARDS
                                                          -------------------------
                                                                         SECURITIES  PAYOUTS   ALL OTHER
    NAME AND                                 OTHER ANNUAL   RESTRICTED   UNDERLYING  -------    COMPEN-
    PRINCIPAL             SALARY      BONUS  COMPENSATION     STOCK     OPTIONS/SARS  LTIP      SATION
   POSITION(1)   YEAR      ($)         ($)      ($)(2)    AWARD(S)($)(3)   (#)(4)   PAYOUTS($)  ($)(5)
       (A)        (B)      (C)         (D)       (E)           (F)          (G)        (H)       (I)
-------------------------------------------------------------------------------------------------------
Paul M.
  Anderson....... 1995    455,417    333,540        --            --           --         --    105,725
                  1994    340,000    191,964        --            --           --         --     69,424
                  1993    337,917    160,153        --            --      250,000         --     61,066
Dennis R.
  Hendrix........ 1995         --         --    24,921            --           --         --     42,091
                  1994         --         --    19,411            --           --         --     49,451
                  1993         --         --    23,578      6,525,000          --         --     55,532
George L.
  Mazanec........ 1995    372,083    215,259        --            --           --    149,231    126,227
                  1994    340,000    189,414        --            --           --    198,413     97,111
                  1993    336,667    177,710        --            --      250,000    203,644     76,851
James B.
  Hipple......... 1995    321,250    136,247        --            --           --    105,841    143,389
                  1994    277,917    125,910        --            --           --     64,998     71,682
                  1993    253,750    113,016        --            --           --     66,644     63,104

Carl B. King..... 1995    261,875    115,689        --            --       20,000     13,028     40,639
                  1994    255,000    135,333        --            --       15,000     64,998     33,714
                  1993    253,833    103,709        --            --           --     67,744     31,485
-------------------------------------------------------------------------------------------------------

(1) The principal positions of Messrs. Hendrix, Anderson, and Mazanec are described on pages 3 and 4. Mr. King is Senior Vice President and General Counsel of the Company. Until September 1, 1995, Mr. Hipple was Senior Vice President and Chief Financial Officer of the Company, PEPL and TETCO. From that date until his retirement on December 31, 1995, Mr. Hipple was Senior Vice President of such companies.

(2) Pursuant to rules on executive and director compensation disclosure adopted by the Securities and Exchange Commission (the "SEC"), Other Annual Compensation is reportable if, in the aggregate, the components thereof exceed the lesser of $50,000 or 10 percent of the sum of the Named Executive Officer's salary and bonus. Each component thereof that exceeds 25 percent of the total for each Named Executive Officer for whom disclosure is required must be identified. Accordingly, the amounts reported in column (e) include for Mr. Hendrix the following amounts for use of company aircraft:
    1993 -- $19,203; 1994 -- $15,980; 1995 -- $21,065.

(3) In November 1990, Mr. Hendrix and the Company entered into an agreement whereby he would receive no salary for 1991, 1992, and 1993. Instead, Mr. Hendrix was awarded 300,000 shares of restricted Common Stock under the terms of the 1990 LTIP as compensation for that period. Mr. Hendrix received dividends payable to holders of record of Common Stock on the restricted shares. These shares were initially restricted as to the transfer of ownership, with such restrictions being removed on 25,000 shares every three months, beginning in February 1991 and continuing through November 1993. The value of the 300,000 restricted shares, based on the fair market value of the Company's Common Stock as reported on The New York Stock Exchange Composite Reporting System on November 12, 1990, which was $11.00 per share, was $3,300,000. Based on the December 29, 1995, fair market value of $28.06 per share, the 300,000 restricted shares would be valued at $8,418,000. Effective February 24, 1993, the agreement with Mr. Hendrix was amended to extend the term through November 1996 and to award him an additional 300,000 shares of restricted Common Stock in lieu of salary for the period November 1993 through November 1996. The restrictions, and the removal thereof, were the same as for the 1990 award, and Mr. Hendrix receives dividends payable to holders of record of Common Stock on these restricted shares. In December 1993 this award was amended to provide for the accelerated removal of restrictions in that month on 200,000 shares. It was provided that the restrictions on the remaining 100,000 shares would be removed as follows: 36,000 shares in quarterly installments of 9,000 shares each in 1994, 34,000 shares in quarterly installments of 8,500 shares each in 1995, and 30,000 shares in quarterly installments of 7,500 shares each in 1996. The full amount reported in the table for 1993 represents the value of the 300,000 restricted shares based on the fair market value of the Company's Common Stock on February 24, 1993, which was $21.75. Based on the December 29, 1995, fair market value, these 300,000 shares also would be valued at $8,418,000 and Mr. Hendrix's aggregate remaining ownership of restricted stock was 30,000 shares, with a fair market value of $841,800.

(4) In December 1991, the Compensation Committee granted 126 executives and management employees, including Messrs. Anderson, Mazanec, King, and Hipple, options to purchase 778,500 shares of Common Stock, together with an equivalent amount of EPS Performance Units. Stock options for 40,500 shares of Common Stock, together with an equivalent number of EPS Performance Units, were also granted in April 1992 to seven executives and management employees; 12,000 options and EPS Performance Units were granted to one executive in July 1992; 41,000 options and EPS Performance Units were granted to eight management employees in January 1993; in December 1993, Messrs. Anderson and Mazanec each were granted options to purchase 250,000 shares of Common Stock, together with an equivalent number of EPS Performance Units; in January 1994, 129 executive and management employees, including Mr. King, were granted options to purchase 324,300 shares, together with an equivalent number of EPS Performance Units; and in January 1995, 847,000 options and EPS Performance Units were granted to 178 executives and management employees, including Mr. King. Each EPS Performance Unit creates a credit to an employee's EPS Performance Unit account when earnings per share exceed a threshold, which was $0.80 per share for awards made in 1991 and 1992, $1.10 for awards made in January 1993, $1.50 for awards made in December 1993 and January 1994, and $1.61 for awards made in January 1995. When earnings for a calendar year (exclusive of certain special items) exceed the threshold, the excess amount is credited to the employee's EPS Performance Unit account. The balance in the account may be used to exercise stock options granted in connection with the EPS Performance Units or shall be paid two years after the underlying options expire, usually 10 years from the date of grant. Under the agreements for such stock options, the options become exercisable in equal installments over periods of one, two, and three years from the date of grant. Options may also be exercised by normal means once vesting requirements are met.

(5) Pursuant to rules on executive and director compensation disclosure adopted by the SEC, all other compensation reported for the last completed fiscal year is required to be identified and quantified in a footnote. Accordingly, amounts reported for 1995 include (a) amounts credited by the Company for the Named Executive Officers under the ESP and under the Panhandle Eastern Corporation Key Employees Deferred Compensation Plan ("KED"), an unfunded, defined contribution plan that allows eligible employees, including Messrs. Anderson, Mazanec, Hipple and King, to elect deferral of base salary and bonus, and receive matching Company contributions and interest credits, whenever, and to the extent that, their participation in the ESP is limited by provisions of the Internal Revenue Code, (b) that portion of interest credits on deferred compensation amounts that are considered, pursuant to rules promulgated by the SEC, to be at above-market rates, (c) the value of EPS Performance Units credited to EPS Performance Unit accounts of the Named Executive Officers in 1995, (d) the imputed value of premiums paid by the Company for insurance on the Named Executive Officers' lives (none of the Named Executive Officers has any cash value rights related to such insurance) and (e) amounts paid to

    Mr. Hipple in connection with his December 31, 1995, retirement from the Company (1995 unused vacation -- $25,000, 1996 earned vacation -- $31,250, accumulated sick pay benefits -- $12,500).

                                              INTEREST                            VALUE OF        PAYMENTS IN
                                              AT ABOVE       VALUE OF EPS      LIFE INSURANCE   CONNECTION WITH
                                 ESP/KED    MARKET RATES   PERFORMANCE UNITS      PREMIUMS        RETIREMENT
                                 --------   ------------   -----------------   --------------   ---------------
     Mr. Anderson............... $42,727      $  8,863          $51,800           $  2,335          $    --
     Mr. Hendrix................      --        27,806               --             14,285               --
     Mr. Mazanec................  30,882        33,949           51,800              9,596               --
     Mr. Hipple.................  29,513        18,393           16,195             10,538           68,750
     Mr. King...................  19,162           899           17,850              2,728               --

STOCK OPTION/SAR GRANTS IN 1995

     The following table shows all grants of stock options to the Named Executive Officers in 1995. No SARs were granted to any Named Executive Officer in 1995 nor were the exercise prices on stock options previously awarded to any of them amended or adjusted.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------
                                                                                    GRANT DATE
                                INDIVIDUAL GRANTS                                     VALUE
-----------------------------------------------------------------------------------------------
                                             PERCENT OF
                                               TOTAL
                                NUMBER OF     OPTIONS/
                                SECURITIES  SARS GRANTED                            GRANT DATE
                                UNDERLYING  TO EMPLOYEES EXERCISE OR                 PRESENT
                               OPTIONS/SARS      IN       BASE PRICE   EXPIRATION    VALUE(2)
             NAME               GRANTED(#)  FISCAL YEAR     ($/SH)        DATE          $
              (A)                  (B)          (C)          (D)          (E)          (F)
-----------------------------------------------------------------------------------------------
Mr. Anderson...................          --     --               --       N/A           --
Mr. Hendrix....................     --          --           --           N/A           --
Mr. Mazanec....................          --     --               --       N/A           --
Mr. Hipple.....................     --          --           --           N/A           --
Mr. King.......................    20,000(1)     5         $ 20.875     1-24-05      130,485
-----------------------------------------------------------------------------------------------

(1) On January 25, 1995, the Board of Directors granted stock options to purchase 847,000 shares to 178 management employees, including Mr. King, at an exercise price of $20.875, which was the fair market value of the Common Stock on the date of grant. The options, including those granted to Mr. King, were nonqualified stock options vesting in annual increments of one-third commencing one year from the date of grant. The options have a ten year term. The grants include the award of an equivalent number of EPS Performance Units, but do not include SARs. Each EPS Performance Unit creates a credit to the grantee's EPS Performance Unit account when the Company's earnings per share, exclusive of certain special items, exceed a threshold. For the January 25, 1995 grant, the threshold is $1.61. When earnings for a calendar year, beginning with 1995, exceed the threshold, the excess amount is credited to the grantee's EPS Performance Unit account. The balance of the account may be used to exercise the stock options or it shall be paid two years after the expiration of the options. The options may also be exercised by normal means once vesting requirements are met.

(2) Grant date present values are based on the Black-Scholes option valuation model. The key input variables used in valuing the options were: risk-free interest rate - 7.9 percent; dividend yield - 4.09 percent; stock price volatility - .28; option term - ten years. The Standard and Poor's Compustat Database was used and the volatility variable reflected 36 months of stock price trading data. No adjustments for non-transferability or risk of forfeiture were made. The grant date value is set out for illustrative purposes and, therefore, is not intended to forecast future financial performance or possible future appreciation, if any, in the price of the Company's Common Stock.

EXERCISES OF STOCK OPTIONS IN 1995 AND YEAR-END OPTION VALUES

     The following table provides information concerning stock options exercised by each of the Named Executive Officers during 1995 and the value of unexercised stock options to the Named Executive Officers as of December 29, 1995. The value assigned to each unexercised, "in the money" stock option is based on the positive spread between the exercise price of such stock option and the fair market value of the Common Stock on December 29, 1995. The fair market value is the average of the high and low prices of a share of Common Stock on that date as reported on The New York Stock Exchange, Inc., Composite Transactions Reporting System. In assessing the value, it should be kept in mind that no matter what theoretical value is placed on a stock option on a particular date, its ultimate value will be dependent on the market value of the Company's Common Stock at a future date. That future value will depend in part on the efforts of the Named Executive Officers to foster the future success of the Company for the benefit of all stockholders.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

-----------------------------------------------------------------------------------------------
                                                         NUMBER OF SECURITIES     VALUE OF
                                                              UNDERLYING         UNEXERCISED
                                                             UNEXERCISED        IN-THE-MONEY
                                                           OPTIONS/SARS AT      OPTIONS/SARS
                                  SHARES                      FY-END (#)        AT FY-END ($)
                               ACQUIRED ON     VALUE         EXERCISABLE/       EXERCISABLE/
             NAME              EXERCISE(#)  REALIZED($)     UNEXERCISABLE*      UNEXERCISABLE
              (A)                  (B)          (C)              (D)                 (E)
-----------------------------------------------------------------------------------------------
Mr. Anderson...................     2,800       6,331       190,666/83,334    1,401,437/562,296
Mr. Hendrix....................    --          --                --/--               --/--
Mr. Mazanec....................    --          --           193,552/83,334    1,438,742/562,296
Mr. Hipple.....................       989      10,389        16,935/--          197,885/--
Mr. King.......................    --          --            21,667/20,000      135,054/143,700
-----------------------------------------------------------------------------------------------

* Future exercisability of currently unexercisable stock options depends on the grantee remaining employed by the Company throughout the vesting period of the options, subject to provisions applicable at retirement, death, or total disability. The unexercisable options vest and become exercisable on the following schedule:

                                           JANUARY 25,     DECEMBER 1,     JANUARY 25,     JANUARY 25,
                                              1996            1996            1997            1998
                                           -----------     -----------     -----------     -----------
    Mr. Anderson.........................        --           83,334          --              --
    Mr. Mazanec..........................        --           83,334          --              --
    Mr. King.............................     6,666               --          6,667           6,667

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE IN CONTROL ARRANGEMENTS

     In November 1990, Mr. Hendrix and the Company entered into a five-year employment agreement pursuant to which Mr. Hendrix received no salary for the first three years of his employment. Instead, he was awarded 300,000 shares of Common Stock under the terms of the 1990 LTIP, which shares were initially restricted as to the transfer of ownership. Such restriction was removed on 25,000 shares every three months, beginning in February 1991 and continuing through November 1993. Mr. Hendrix received dividends on the restricted shares. The restriction would have terminated early as to all of the restricted shares in the event of death or disability, involuntary termination by the Company for any reason other than cause (as defined), or change in control of the Company.

     Effective February 24, 1993, the employment agreement with Mr. Hendrix was amended to extend the term through November 1996. The amendment provided that Mr. Hendrix would continue to receive no salary for the three years from November 1993 through November 1996. Instead, Mr. Hendrix was awarded an additional 300,000 shares of Common Stock on the same terms and subject to the same restrictions as those described above, with restrictions being removed at the rate of 25,000 shares every three months, beginning in February 1994. Mr. Hendrix began receiving dividends on the additional shares in December 1993.

     On January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") became effective. Certain provisions of the Budget Act would have denied to the Company a tax deduction for a substantial portion of compensation expenses related to Mr. Hendrix in 1994, 1995, and 1996. In order to preserve the deduction, on December 20, 1993, the agreement was amended again to provide for the restrictions on 200,000 shares to be removed immediately and for the restrictions on the remaining shares to be removed over the next 36 months. Based on certain assumptions as to stock price, preserving the deduction was estimated to result in tax savings to the Company of approximately $1.8 million.

     In addition to the restricted shares, Mr. Hendrix participates in the welfare plans available to employees generally; however, to the extent permitted by law, Mr. Hendrix has waived and relinquished his right to participate in the ESP, the Retirement Income Plan, and certain other plans available to Company employees and executives.

     The Company and Mr. Mazanec entered into a five-year employment agreement in November 1989 which set a minimum base salary of $250,000 per year. In addition to maintaining certain non-qualified retirement benefits to which Mr. Mazanec was entitled as an executive of TEC, the agreement provides Mr. Mazanec a supplemental lump sum cash benefit of $750,000 plus 8 percent interest compounded semi-annually from November 1, 1989, payable within 30 days of his termination from the Company for any reason. If Mr. Mazanec terminates employment due to a material breach of the agreement by the Company which is not remedied within 30 days after written notice by Mr. Mazanec, or if the Company terminates the agreement without cause, the Company also will pay Mr. Mazanec, in a lump sum, base pay and incentive compensation projected through the employment period, as well as providing him an extension of welfare plan benefits through the employment period. Effective November 1, 1992, the Company and Mr. Mazanec entered into an amendment to the employment agreement, extending the period of employment covered by the agreement through October 31, 1996.

     On March 1, 1991, the Company and Mr. Anderson entered into an employment agreement, the primary term of which originally was to expire on December 31, 1993. Unless either party serves notice of termination, on December 31 of each year, the term is automatically extended for an additional one-year period. On December 31 of each year from 1991 through 1995 the primary term was automatically extended and currently is extended through December 31, 1998. The Company may terminate the agreement for cause, death, or disability. Under such circumstances, or if Mr. Anderson terminates the agreement for other than good reason (as defined), Mr. Anderson or his estate will be paid base pay and incentive compensation earned for that fraction of the year which he was actually employed. If the agreement is terminated by Mr. Anderson for good reason, or by the Company for reasons other than cause, death, or disability, Mr. Anderson will receive in a lump sum the present value of his base pay and incentive compensation projected through the employment period, as well as an extension of welfare plan benefits through the employment period.

     Effective March 1, 1991, Mr. Anderson was awarded 40,000 shares of restricted Common Stock under the terms of the 1990 LTIP. These shares were initially restricted as to the transfer of ownership, with such restriction being removed on 10,000 shares on March 1 of each year, beginning on March 1, 1992, and continuing through March 1, 1995, provided Mr. Anderson remained in the employ of the Company during that period. The restriction would have terminated early as to all of the restricted shares in the event of death or disability, involuntary termination by the Company for any reason other than "cause" (as defined), or change in control of the Company. Mr. Anderson received dividends payable to holders of record of Common Stock on the restricted shares.

     The Company's Executive Severance Program ("Program"), which during 1995 covered four executive officers of the Company, including Messrs. Hipple and King, provides that in the event of a "change in control," as defined in the agreements entered into between the Company and the participants in the Program, such participants will have certain benefits provided to them in the event of the termination of their employment within three years of the effective date of such change in control. Such benefits are provided unless such termination of employment is (i) because of the death or retirement of the participant, (ii) by the Company or its subsidiaries for "cause" (as defined) or disability, or (iii) by the participant other than for "good reason" (as defined). Generally, benefits include a lump-sum cash payment equal to two and one-half times the average of the participant's annual compensation for the five years preceding the change in control (including deferred amounts, bonuses, and employer contributions to the ESP); cash payment for the participant's account in the ESP; a continuation of various medical, insurance, and certain other benefits for a period of two and one-half years; and a lump-sum cash payment, at termination, equal to the present value of the additional retirement benefits the participant would have received as a result of two and one-half years additional service. The aggregate of each participant's benefits, when combined, will not exceed three times the "base amount" (as defined in the Internal Revenue Code). In consideration of these benefits, the participant agrees, in the event a person seeks to effect a change in control, not to leave the employ of the Company, and to continue to render services commensurate with the participant's position, until such person has abandoned or terminated efforts or the change in control has occurred. The participant also agrees to retain in confidence all of the confidential business information of the Company or its subsidiaries known to the participant.

     The Company's Change in Control Severance Pay Plan ("Severance Plan") is available for all employees of the Company and certain of its subsidiaries, except those employees covered by an agreement under the Executive Severance Program or a collective bargaining agreement. The Severance Plan provides a number of severance benefits for eligible employees, which would be triggered by certain specific events occurring subsequent to a "change in control" (as defined) of the Company. In addition to the variable cash payments provided for in the Severance Plan, eligible employees and dependents would receive, at no cost to the employee, six months' continuation of medical and dental benefits at the current benefit level, or at the benefit level immediately prior to the change in control, whichever is greater. As of December 31, 1995, no benefits had been provided under the Severance Plan.

PENSION PLAN

     The Company's qualified retirement plan provides, with respect to participants employed by certain participating subsidiary companies, benefits, expressed in the form of a single life annuity commencing at normal retirement date (age 65, or, if later, the fifth anniversary of participation in the retirement plan), based on a benefit formula that, in part, uses final five-year average pay, which considers the regular compensation of the participant, including overtime payments, bonus payments, and some forms of deferred compensation. The retirement plan also provides, on and after January 1, 1995, with respect to participants employed by certain other participating subsidiary companies, benefits, expressed in the form of a cash balance, based on a benefit formula that uses annual regular compensation accruals and interest accruals.

     Qualified retirement plan benefits may be subject to statutory limitations if the participant receives compensation in excess of a maximum, is covered by other qualified plans, if benefits are paid before social security retirement age, if the participant has less than 10 years of plan participation, or if benefits are paid in a more valuable form than a single life annuity. When qualified plan benefits are limited by statute, non-qualified plans restore certain benefits for participants covered by the non-qualified plans to a level which would have been available if such statutory limits did not exist.

     The table below shows the estimated annual benefits payable at age 65 under the qualified and non-qualified retirement plans at various levels of final average compensation and assuming various years of benefit accrual service:

                               PENSION PLAN TABLE
                             (DOLLARS IN THOUSANDS)

                                                                 YEARS OF SERVICE
                                                       ------------------------------------
        REMUNERATION                                    15      20      25      30      35
        ------------                                   ----    ----    ----    ----    ----
         $  200.....................................   $ 46    $ 62    $ 77    $ 92    $108
            300.....................................     70      94     117     140     164
            400.....................................     94     126     157     188     220
            500.....................................    118     158     197     236     276
            600.....................................    142     190     237     284     332
            800.....................................    190     254     317     380     444
          1,000.....................................    238     318     397     476     556

     The years of benefit accrual service for each Named Executive Officer, except Mr. Hendrix, who does not participate in the plan, are as follows: Paul
M. Anderson, 17; Carl B. King, 5; James B. Hipple, 38; and George L. Mazanec, 8. The covered compensation is the sum of the salary and bonus reported in the Summary Compensation Table on page 10.

     In connection with the 1989 acquisition of TEC by the Company, the TEC Retirement Plan was amended to offer enhanced early retirement benefits to active employees age 50 or older whose primary work location was in the headquarters office. Mr. Hipple was among those employees eligible for these enhanced retirement benefits. The Company entered into a contract with Mr. Hipple in 1989 under which, in consideration of his agreement to remain in the employ of the Company through December 1992, the Company agreed to pay him the actuarial equivalent of the enhanced retirement benefits which he lost by not exercising his option to retire early. During 1992, the Board of Directors extended the effectiveness of this contract until Mr. Hipple's retirement, which occurred as of December 31, 1995.

C. BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which is composed exclusively of Nonemployee Directors, is responsible for, among other things, the Company's executive compensation programs. The following is the report of the Compensation Committee on compensation policies regarding executive officers and the basis of compensation actions it has taken.

     The objective of the Company's executive compensation programs is to offer compensation opportunities which attract and retain talented executive officers and key employees and which motivates such employees to enhance shareholder value. Base pay, annual incentives and long term incentives are structured so as to deliver competitive pay opportunities, reward individual performance and encourage executives to manage from the perspective of owners with an equity stake in the Company. The executive compensation programs are intended to provide total compensation (consisting of base salaries, annual cash incentive opportunities, and long-term incentive opportunities) that is competitive with the average total compensation offered other executives employed by companies of similar size, complexity, and line of business. To determine competitive compensation levels, the Committee considers data from surveys, proxy statements, independent compensation consultants, and those peer group companies listed in the Stockholder Return Comparison in Section D, below. The achievement of both corporate and individual annual performance goals determine the payouts from the annual incentive compensation plans in which executive officers and key employees participate. Long term incentive compensation awards are designed to make a significant portion of total pay directly linked to long term financial performance and the creation of stockholder value.

DESCRIPTION OF THE CURRENT EXECUTIVE COMPENSATION PROGRAM

     Base Salaries. Salaries are reviewed annually and established by the Compensation Committee based upon the executive's job responsibilities, level of experience, individual performance and contributions to the business, and competitive data obtained from surveys. At the Compensation Committee's December 1995 meeting, base pay adjustments were approved for certain key employees, including Mr. Anderson, in accordance with these criteria.

     Annual Cash Incentive Opportunities. The Compensation Committee administers the Annual Cash Bonus Plan ("ACBP") which permits the granting of cash incentive compensation awards. The ACBP requires the Compensation Committee annually to establish administrative guidelines to define employees who are entitled to earn an incentive award, what performance is required to earn it, and how much may be earned. Guidelines effective for 1995 called for the Chief Executive Officer to recommend, and the Compensation Committee to approve, an annual bonus opportunity for each participant. This opportunity, or "target," is expressed as a percentage of base salary and is determined by the Compensation Committee's judgement of the direct or indirect impact each individual could have on the Company's performance, as measured by earnings before interest and taxes ("EBIT"). Further, the guidelines provided that the half of the bonus attributable to the EBIT performance would not be paid unless the Company's earnings per share goal of $2.00 was achieved. Depending upon performance, participants could receive up to 125% of the bonus target. Of the ten executive officers of the Company in 1995, nine were participants in the ACBP; Mr. Hendrix was not a participant.

     Each of the executive officers, in consultation with the Chief Executive Officer, established six to ten specific personal objectives, which were primarily directed toward development of new services, market expansion, cost control, increasing returns on capital employed and advancing the Company's non-jurisdictional business segments. Fifty percent of each executive officer's 1995 bonus was determined by the degree to which, in the opinion of the Chief Executive Officer and the Compensation Committee, the executive officer achieved his or her personal objectives. Further, each business unit established, and the Compensation Committee approved, EBIT objectives. If any one business unit failed to reach a minimum level of earnings established in the guidelines, the executive officer would receive no compensation for the portion of the bonus contingent upon that business unit's results. In 1995, five business units met or exceeded target EBIT objectives and three did not. Nine of ten participating executive officers scored in excess of 100 percent on personal objectives.

     Long Term Incentive Opportunities. Through the 1990 LTIP and 1994 LTIP, which were approved by the stockholders in April 1990 and 1994, respectively, the Compensation Committee has the flexibility to structure long-term awards to meet particular business needs. To date, four types of awards have been made under the 1990 LTIP and three types of awards have been made under the 1994 LTIP.

1. 1990 LTIP

     a. Restricted Stock. Since 1990 the Compensation Committee has awarded 715,000 shares of stock that is restricted as to transferability to three executive officers. Mr. Hendrix received grants of 300,000 shares of restricted stock both in 1990 and 1993 in lieu of salary, bonus and certain employee benefits. Mr. Anderson received a grant of 40,000 shares of restricted stock in 1991, which vested in four equal installments on the first through fourth anniversaries of the grant date. In January 1996, an award of 75,000 shares of restricted stock were granted to James T. Hackett, who joined the Company at that time as Executive Vice President. The terms of Mr. Hackett's award provide that restrictions will be removed on 15,000 shares on each of five consecutive anniversaries of his employment.

     b. Conditional Stock. This form of award was employed in November 1990 and January and April 1991 when the Company's management team was being assembled following the merger of the Company and TEC and in conjunction with the Company's reorganization into distinct business units. The awards, made to grantees that included Messrs. Mazanec, Hipple, and King, as well as other officers of the Company, were for the purpose of focusing the recipients' attention on long-term objectives by adding, through the ownership of Common Stock, a meaningful long-term incentive opportunity. The November 1990 and January 1991 conditional stock awards vested and were distributed in four scheduled annual installments ending in 1994. The April 1991 conditional stock awards vest and are distributed in scheduled annual installments over a six year term. Recipients of conditional stock awards are paid dividend equivalents in cash on unvested, undistributed shares. These awards were designed for a unique purpose and time, and the Compensation Committee has no plans to make additional conditional stock awards.

     c. Stock Options. Stock options have been granted to executive officers and others by the Compensation Committee at various times since the inception of the 1990 LTIP, as a vehicle for providing long-term incentive opportunities to executives officers. The number of stock options granted was determined through a process which, first, utilized survey data to determine the annualized value of long term incentive grants made to other executives and management employees in the Company's compensation data base ("target value"). Next, the Black-Scholes stock option pricing model was used to calculate a ratio which, when multiplied by the exercise price of a option, produced an expected present value of the option. Finally, the number of options required to make a competitive long-term grant was calculated by dividing the target value by the expected present value of a single option plus the expected present value of an EPS Performance Unit (described below), if an EPS Performance Unit was granted in connection with an option. The result of this equation, expressed as a number of options, could be adjusted by the Compensation Committee depending upon the recipient's individual performance, the size of stock option grants awarded the recipient in the past, and expectations of future contributions. No options have been granted under the 1990 LTIP since January 1994, when 129 executive and management employees, including Mr. King, were granted options to purchase 324,300 shares.

     d. EPS Performance Units. The Compensation Committee granted EPS Performance Units in conjunction with stock options to further encourage stock ownership by executive officers and key employees and to strengthen the linkage among financial performance, stockholder return, and long-term incentives. Beginning in 1991 and ending with grants made in 1995 under the 1994 LTIP, one EPS Performance Unit was granted in conjunction with each stock option awarded. Each EPS Performance Unit creates a credit to the grantee's EPS Performance Unit account when the Company's earnings per share has exceeded a threshold established by the Compensation Committee based on EPS for the year preceding the grant due. When earnings for a calendar year, exclusive of certain special items, exceed the threshold, the excess amount is credited to the grantee's EPS Performance Unit account. The balance in the account may be used to exercise stock options granted in connection with the EPS Performance Units or will be paid to the grantee, without interest, two years after the underlying options expire, usually ten years from the date of grant. Options may also be exercised by normal means once vesting requirements are met.

2. 1994 LTIP

     a. Stock Options. In January 1995, 178 executive and management employees were granted options under the 1994 LTIP to purchase 847,000 shares. In June 1995, 36 executive and management employees were granted options to purchase 58,350 shares, and in July 1995, one executive was granted an award of 5,000 shares. In January 1996, 146 executives and key employees were awarded options to purchase 324,900 shares. The method used to determine the number of stock options granted and the present value of the options was the same as described for stock option grants under the 1990 LTIP.

     b. EPS Performance Units. The Compensation Committee granted to each participant who received a 1995 stock option grant, a number of EPS Performance Units equal to the number of stock options granted. The threshold for calculating credit to the grantee's EPS Performance Unit account was $1.61 per share for these grants. No EPS units were awarded in connection with the January 1996 grants.

     c. Performance-Vested Restricted Stock. At its January 1996 meeting, the Compensation Committee elected to replace EPS Performance Units by awarding grants of performance-vested restricted stock ("PVRS") totalling 110,700 shares to 200 executives and key employees. With the assistance of an outside compensation consultant, the Compensation Committee determined how many shares of PVRS in addition to stock options granted to any employee would have a combined value which approximates a competitive long-term incentive grant. The Compensation Committee believes that shares of PVRS establish an opportunity for increased share ownership and dividend income by executive management and key employees and encourages management decision making from the perspective of an investor in the Company.

     The terms of the PVRS awards granted in 1996 provide that one-sixth of the shares awarded any participant will vest when total shareholder return, measured from the grant date, equals or exceeds fifteen percent. Another one-third of the award will vest when total shareholder return measured from the grant date equals or exceeds thirty percent, and the final one-half of the award will vest when total shareholder return equals or exceeds forty-five percent. Total shareholder return is defined as accumulated dividends plus market appreciation of Common Stock when measured over a ten consecutive trading day period. No shares may vest before the first anniversary of the award unless there is a change in control. If the shareholder return targets are not met and the PVRS awards do not vest within five years, they will be forfeited.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Hendrix, who served as CEO until the appointment of Mr. Anderson as CEO at the annual meeting of shareholders in April, 1995, continues to be compensated under the terms of his amended employment agreement under which he received only restricted stock and no salary or bonus. In 1995, Mr. Hendrix had the restrictions removed on a total of 34,000 shares of restricted stock under the terms of the agreement. In 1996, the last year of the agreement, Mr. Hendrix will have restrictions removed on the final 30,000 shares.

     Upon Mr. Anderson's appointment to the position of CEO, the Committee approved a salary of $500,000 and a bonus opportunity of 60% of base pay. At its December meeting, the Committee received an analysis by the compensation consultants of total compensation opportunities available to CEO's in the competitive marketplace. The consultants advised that the appropriate salary range for the CEO is $560,000 to $840,000 with a mid-point of $700,000. After considering this, the Committee adjusted Mr. Anderson's salary to $600,000 annually. The results of the consultants' study also indicated that a target bonus opportunity for the CEO should be 70%, rather than 60%, of base pay in 1996. Accordingly, the Committee increased Mr. Anderson's bonus opportunity to 70 percent.

     At its January 24, 1996 meeting, the Committee reviewed Mr. Anderson's personal objectives, established in early 1995, and his performance on each, and discussed the bonus to be paid to Mr. Anderson pursuant to the 1995 ACBP. His objectives included: 1) advancing non-jurisdictional businesses, including established a power services unit; 2) developing a strategy to better utilize underperforming assets; 3) increasing focus on, and improving return on, capital employed; 4) advancing major market projects such as Sable Island, Winternet and the Integrated Transportation Project; and 5) achieving various objectives to position the Company for the year 2000. After thorough discussion, the Committee rated Mr. Anderson at 109 percent of his target objectives and awarded the bonus indicated in the Summary Compensation Table.

     Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility from income tax by the Company on annual compensation in excess of $1 million paid to certain employees, generally, the Chief Executive Officer and the four other highest compensated employees ("Covered Employees"). The Committee intends to structure compensation that rewards performance while preserving maximum deductibility of all compensation awards. It is not anticipated that compensation realized by any executive officer under programs now in effect will, in the immediate future, result in a material loss of tax deductions.

                  THE COMPENSATION AND ORGANIZATION COMMITTEE

Charles W. Duncan, Jr., Chairman         William T. Esrey
Robert Cizik                             Leo E. Linbeck, Jr.
Harry E. Ekblom                          Ralph S. O'Connor

D. STOCKHOLDER RETURN COMPARISON

     SEC rules require that the Company include in this Proxy Statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. This information is set forth on the graph below, which covers the period from year-end 1990 through year-end 1995. The Company has chosen the Dow Jones Pipeline Group for its peer comparison. The Dow Jones Pipeline Group includes Coastal Corp., El Paso Natural Gas Company, Enron Corp., Enserch Corp., Sonat, Inc., Williams Companies, and the Company.

                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                  RETURN* AMONG PANHANDLE EASTERN CORPORATION,
               S&P 500 STOCK INDEX, AND DOW JONES PIPELINE GROUP
          (* Total return assumes quarterly reinvestment of dividends)

                             [PERFORMANCE CHART]

 Measurement Period               Panhandle           Dow Jones
(Fiscal Year Covered)              Eastern            Pipelines          S&P 500
      12/90                         100.0              100.0              100.0
      12/91                         135.0               97.5              130.5
      12/92                         155.7              120.5              140.4
      12/93                         228.7              151.7              154.6
      12/94                         197.4              150.8              156.6
      12/95                         289.1              208.4              215.5

     There can be no assurance that the Company's cumulative total return will continue into the future with the same or similar trends depicted in the graphs above.

E. COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     To the Company's knowledge, based on information furnished to it and contained in the reports filed pursuant to Rule 16a-3 of the Securities Exchange Act of 1934, as well as written representations that no other reports were required, all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 1995.

F. AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

     The Board has proposed an amendment to the Company's Restated Certificate of Incorporation in order to change the Company's name to "PanEnergy Corp." The proposed name change reflects the Company's expanding scope of its energy services. While the Company began doing business as PanEnergy Corp on January 2, 1996, amendment of the Restated Certificate of Incorporation to officially change the name requires stockholder approval. The amendment will have no substantive effect on the Company or its stockholders.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION. APPROVAL THEREOF WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

G. AMENDMENT TO PANHANDLE EASTERN CORPORATION 1994 LONG TERM INCENTIVE PLAN

     The 1994 LTIP was approved by the stockholders by an 80 percent affirmative vote at the 1994 Annual Meeting of Stockholders. The provisions of Section 5 of the 1994 LTIP, which for information purposes are set forth in Exhibit 1 hereto, were intended to meet the requirements of Section 162(m) of the Internal Revenue Code, which imposes a limitation on the deductibility by the Company for federal income tax purposes of annual compensation paid to Covered Employees. Compensation in excess of $1 million is not deductible unless it constitutes "qualified performance-based compensation," as defined by Section 162(m).

     On December 15, 1995, final regulations implementing Section 162(m) were issued. Such regulations effectively disapproved the "salary referenced maximums" that were set forth in Section 5. Therefore, if any Covered Employee were to be paid annual compensation, including compensation received pursuant to the 1994 LTIP, in excess of $1 million, the Company would be unable to deduct such excess.

     Accordingly, in order to conform the provisions of Section 5 to the final regulations and enable otherwise qualifying compensation paid pursuant to the 1994 LTIP to constitute "qualified performance-based compensation" which would be deductible by the Company, the Board has proposed that the 1994 LTIP be amended to revise Section 5 in its entirety. In addition, the amendment would add accumulated dividends to the list of available subjects for performance targets and delete net income from the list, substituting instead, "income".

     Under the proposed amendment, which is set forth in its entirety in Exhibit 1, the Compensation Committee may, but shall not be required to, delegate to a subcommittee which it appoints ("Subcommittee") and which would consist of two or more "outside directors", as defined under Section 162(m), the authority to grant and administer awards under the 1994 LTIP to employees who are likely to be Covered Employees. Except as otherwise provided in the event of a "change in control", compensation shall result from an award made by the Subcommittee to a Covered Employee only upon the attainment of performance targets established by the Subcommittee with respect to the Company's earnings per share, return on equity, income, stock price or accumulated dividends or business unit net income or market share, or any combination thereof. During the term of the 1994 LTIP, no Covered Employee may be granted incentive stock option, non-qualified stock option, SAR and restricted stock awards by the Subcommittee that cover an aggregate of more than one million shares. In the case of incentive stock option and non-qualified stock option awards, compensation resulting from an award will be equal to the difference between the amount the Covered Employee is required to pay for the Common Stock that is the basis of the award, which amount is determined by the Subcommittee and which may not be less than the fair market value of such Common Stock as of grant of the award, and the fair market value of such Common Stock as of the exercise of the award. In the case of awards of SARs, compensation resulting from an award will be equal to the difference between the fair market value of the Common Stock which is the basis of the award as of the grant of the award and the fair market value of such Common Stock as of the exercise of the award. In the case of restricted stock awards, compensation resulting from an award will be equal to the difference between the amount the Covered Employee is required to pay for the Common Stock that is the basis of the award, which amount is determined by the Subcommittee and which may be zero, and the fair market value of such Common Stock at the time the forfeiture restrictions lapse. Further, compensation resulting to any Covered Employee during any calendar year from all other types of awards granted by the Subcommittee is limited to a maximum value of $2,500,000.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE PANHANDLE EASTERN CORPORATION 1994 LONG TERM INCENTIVE PLAN. APPROVAL THEREOF WILL REQUIRE THE AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE.

H. STOCKHOLDER PROPOSALS

     Set forth below is information concerning three proposals received by the Company from stockholders for inclusion in this Proxy Statement in accordance with the rules of the SEC. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST EACH OF THE STOCKHOLDER PROPOSALS.

1. STOCKHOLDER PROPOSAL REGARDING ELIMINATION OF THE CLASSIFICATION OF THE BOARD

     Donald L. Smith, Rural Route 3, Box 3036, Pittsfield, Illinois 62363, who has represented to the Company that he is the owner of at least 603 shares of Common Stock of the Company, has advised the Company of his intent to present the following proposal for consideration at the Annual Meeting:

     "BE IT RESOLVED: That the classification of the Board of Directors of Panhandle Eastern Corporation (the "Company") be eliminated (such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected) by amending Section 3.1 of Article III of the By-Laws of the Company to read in its entirety as follows:

     '3.1. The property and business of this Corporation shall be managed by its Board of Directors, consisting of such number of directors, not less than three, as may be determined from time to time by the Board. Except as otherwise provided in the Certificate of Incorporation, each director shall be elected at the annual meeting of shareholders to serve until the next annual meeting of shareholders. Except as otherwise provided in the Certificate of Incorporation, newly created directorships and all other vacancies may be filled at any time by a majority vote of the directors then in office, although less than a quorum. A director elected by the directors to fill a newly created directorship or any other vacancy shall hold office until the next election of directors. Unless he resigns, dies or is removed prior thereto, each director shall continue to hold office until the expiration of his term and until his successor has been elected and has qualified. Resignations of directors must be in writing and shall be effective upon the date of receipt thereof by the Secretary or upon an effective date specified therein, whichever date is later, unless acceptance is made a condition of the resignation, in which event it shall be effective upon acceptance of the Board.' "

STOCKHOLDER'S SUPPORTING STATEMENT

     "This proposal is submitted in order to urge the Board to eliminate the classified Board in favor of electing all directors at each annual meeting. The stagger system now in place serves to keep directors in office for three-year terms and thus prevents the stockholders from voting on the full Board each year. This purely defensive measure, designed to protect management against the threat of takeovers by making it more difficult for a would-be acquiror to gain a majority of Board seats, results in a Board that is less accountable to the stockholders.

     "I urge the stockholders to VOTE FOR this proposal in order to establish fairness and accountability in the way that directors of the Corporation are elected."

STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

     The Board has reviewed the proposal and its implications and believes the proposal is not in the best interests of the Company or its stockholders for a number of reasons. The Board urges stockholders to vote AGAINST the proposal.

     The staggered election of Directors has been in place since 1946 when the Company's stockholders considered and approved an amendment to the By-Laws of PEPL (the predecessor parent company) to provide for the classification of the Board into three classes, each to serve for terms of three years, with one class being elected each year.

     The Board believes that the classified Board and staggered election of Directors provides important benefits to the Company, which include:

          (a) At any given time at least two-thirds of the Board will have significant prior experience as Directors of the Company. Accordingly, there will be greater continuity and stability of the Company's business strategies and policies.

          (b) In the event of sudden and disruptive attempts by individuals or entities to take over or restructure the Company, the classified Board would permit the Company time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized.

          (c) The Company's classified Board may cause a person seeking to acquire control of the Company to initiate such action through arm's length negotiations with management and the Board, which is in a position to negotiate a transaction that is fair to all of the Company's stockholders, rather than through a proxy contest.

     ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING STOCKHOLDER PROPOSAL. APPROVAL THEREOF WILL REQUIRE THE AFFIRMATIVE VOTE OF 75 PERCENT OF THE OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING.

2. STOCKHOLDER PROPOSAL REGARDING SEVERANCE BENEFITS UPON A CHANGE IN CONTROL

     Richard M. Sipe, 606 North 8th Street, Concordia, Missouri 64020, who has represented to the Company that he is the owner of at least 347 shares of Common Stock of the Company, has advised the Company of his intent to present the following proposal for consideration at the Annual Meeting:

     "BE IT RESOLVED: That the shareholders of Panhandle Eastern Corporation (the "Company") request that the Board of Directors in the future refrain from entering into agreements providing executive compensation contingent upon a change in control of the Company, unless such agreements or arrangements are specifically submitted to the shareholders for approval."

STOCKHOLDER'S SUPPORTING STATEMENT

     "The Company has agreements (the "Agreements") with certain executive officers which provide special severance compensation contingent upon a change in control of the Company. Commonly known as "golden parachutes," the Agreements provide that if an officer resigns or is fired under certain circumstances within three years after a change in control of the Company, the officer will receive a lump sum cash payment equal to two and one-half (2 1/2) times his average "total annual compensation" for the five years preceding the change in control, in addition to other compensation such as retirement benefits, life and health insurance benefits, stock ownership or stock options, disability benefits, etc. The Agreements define a change in control of the Company as occurring when an entity acquires 30% or more of the Company's common stock or all or substantially all of the Company's assets, or when a majority of the board members fail to win re-election.

     "If the Company were to become the target of a takeover, these golden parachutes would introduce a personal consideration for managers that potentially conflicts with their fiduciary responsibility to share-holders. Although the Company's board maintains that the Agreements permit executives to evaluate potential business combinations involving the Company "without concern that [they] might be distracted by the personal uncertainties and risks created by such a proposal," we believe that the golden parachutes may have just the opposite effect -- faced with the possibility of a windfall, managers may be inclined to encourage a takeover, regardless of whether it maximizes shareholder value.

     "We believe that the issue of whether the Company should, in the future, provide management with golden parachutes is of such importance that shareholders should approve this decision. We believe shareholder approval is one of the best ways available to address potential conflicts of interest that may arise between the board and top executives on one hand, and shareholders on the other hand, when a change of control is threatened.

     "IF YOU AGREE, WE URGE YOU TO VOTE FOR THIS PROPOSAL."

STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

     The Board believes that contractual arrangements that provide reasonable severance benefits for key executives following a change in control of the Company can be an important and entirely appropriate element of an executive compensation program, although the Company has not included such provisions in any executive employment agreement it has entered into since 1990. The Board believes such arrangements may provide the means of ensuring the stability of certain of the executive management team during a period when such may be jeopardized by a threatened hostile takeover. Such stability is believed to be in the best interest of all stockholders.

     The Board of Directors disagrees with the proponent's assertion that severance agreements create a potential conflict of interest between management and stockholders. In fact, the Board believes that exactly the opposite may be the case and that reasonable severance agreements serve to further align the interests of management with those of the Company and its stockholders. The Company's existing agreements are designed to help keep executives' undivided attention focused on their duties, at precisely the time when such attention is needed most.

     The Board believes that reasonable severance agreements related to a change in control can also inure to the benefit of the Company by enhancing its ability to recruit, retain and motivate executives. Such severance arrangements related to a change in control for executives are a standard part of many compensation programs at other companies. In the view of the Board, it is important for it to retain the flexibility to offer such severance arrangements in order to recruit top executives, unless the Company were willing to make other employment arrangements that might well be more costly to it.

     Further, the Board believes that stockholder approval of such arrangements is not in the best interests of the Company and its stockholders since the imposition of such a requirement would, as a practical matter, make its extremely difficult to timely implement compensation arrangements suited to particular situations and circumstances. Compensation arrangements with executives, including severance agreements, continue to be the responsibility of the Board, which is in the best position to evaluate the performance of each executive and, with the assistance of independent benefit consultants, to assess competitive compensation practices. In addition, the Company's existing employment and severance agreements with Company officers have been reviewed and approved by the Compensation Committee, which Committee is composed exclusively of Nonemployee Directors.

     ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING STOCKHOLDER PROPOSAL.

3. STOCKHOLDER PROPOSAL REGARDING ARTICLE SEVENTH OF THE COMPANY'S CERTIFICATE OF INCORPORATION

     Paul K. Merrill, 1105 Columbia, Sweet Springs, Missouri 65351, who has represented to the Company that he is the owner of at least 2,555 shares of Common Stock of the Company, has advised the Company of his intent to present the following proposal for consideration at the Annual Meeting:

     "BE IT RESOLVED: That the stockholders of Panhandle Eastern Corporation (the "Company") request that the Board of Directors adopt, declare advisable and submit for consideration by the stockholders a resolution deleting Article SEVENTH of the Restated Certificate of Incorporation of the Company in its entirety."

STOCKHOLDER'S SUPPORTING STATEMENT

     "Article SEVENTH of the Company's charter is a defensive measure that was adopted in 1983, before the enactment of Delaware's so-called "anti-takeover statute" in 1987. Ostensibly put in place to protect shareholders against coercive, two-tier tender offers, the provisions of Article SEVENTH are designed to force potential acquirors deemed "hostile" by management to negotiate with the Board of Directors instead of submitting their offer directly to the shareholders. As a result, Article SEVENTH makes management less accountable to the Company's shareholders, which we believe may adversely affect shareholder value. To the extent that the "protections" provided by Article SEVENTH may have been warranted in the 1980s, they are no longer required today in light of the Delaware statute and the virtual disappearance of coercive, two-tier tender offers in the 1990s.

     "Article SEVENTH of the Restated Certificate of Incorporation requires that certain "business transactions" between the Company and certain "related persons" (i.e., any person who is the beneficial owner of more than 10% of the Company's common stock) be approved by the holders of at least 80% of the voting stock unless (i) the transaction is approved by two-thirds of the "continuing directors" (i.e., the directors in office on the date the "related person" became such) or (ii) the transaction is a merger in which the stockholders of the Company receive the highest price paid by the "related person" in specified instances. For purposes of Article SEVENTH, the term "business transaction" includes a merger, a sale of all or substantially all of the Company's assets, the adoption of a plan of dissolution of the Company and recapitalizations and reclassifications of the Company's securities.

     "Euphemistically characterized by management as a "fair price" provision, Article SEVENTH is actually an anti-takeover device frequently adopted by corporation boards to prevent shareholders from responding directly to outside offers for their shares. Like the Company's "poison pill" rights plan, Article SEVENTH is a defensive measure that has the practical effect of entrenching management and thereby reducing their accountability to the shareholders, which we believe may adversely affect shareholder value. In any event, Section 203 of the Delaware General Corporation Law, which prohibits certain business combinations between a Delaware corporation and its "interested" stockholders, makes the provisions of Article SEVENTH superfluous. (Note, however, that Article SEVENTH goes further than Section 203 in certain respects; for example, Article SEVENTH requires 80% supermajority approval of certain business transactions while Section 203 requires only 66 2/3%.)

     "For the reasons stated above, we urge you to VOTE FOR this proposal."

STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

     At the April 27, 1983 Annual Meeting of Stockholders, the Company's stockholders approved adoption of the provision now contained in Article SEVENTH of the Company's Restated Certificate of Incorporation. Article SEVENTH is intended to help ensure the Company's stockholders receive a fair price in the event the Company enters into certain mergers or consolidations.

     The Board believes the considerations which led stockholders to adopt this
Article in 1983 are equally compelling today. In particular, the Board disagrees with the assertion by the proponent of the proposal that Section 203 of the Delaware General Corporation Law makes the provisions of Article SEVENTH superfluous. First, Section 203 would not apply to any transaction with an acquiror who obtains 85 percent or more of the outstanding shares of the Company's voting stock in the same transaction in which such acquiror acquires in excess of 15 percent of such outstanding shares and, thus, would not provide any protection to the Company's minority stockholders remaining after such transaction. Article SEVENTH, however, would continue to provide to minority stockholders protection against a "freeze out" transaction at a lower price following a tender offer for 86 percent of the outstanding shares of the Company's Common Stock. In addition, Article SEVENTH applies to transactions between the Company and a beneficial owner of more than 10 percent of the Company's Common Stock while Section 203 applies only to transactions between the Company and holders of 15 percent of the Company's Common Stock. Moreover, Article SEVENTH applies to certain transactions which may have a coercive effect on, or otherwise disadvantage, minority stockholders (such as a liquidation or dissolution of the Company or certain purchases by the Company of assets from a Related Person) to which Section 203 may not apply. As a result, Article SEVENTH affords protection to the Company's stockholders in certain situations in which
Section 203 would not apply.

     Under Article SEVENTH, the approval of 80 percent of the Company's Voting Stock (as defined) is required, not for all mergers, but only for certain Business Transactions (as defined) with a Related Person which (i) have not been approved by two-thirds of the Company's Continuing Directors and (ii) fail to meet certain conditions, including the condition that the Business Transaction is a merger or consolidation in which the amount paid per share to the holders of the Company's Common Stock is equal to or greater than the highest amount paid per share by the Related Person for a share of Common Stock during a specified period.

     Article SEVENTH does not preclude the Board from either opposing or approving a future takeover proposal. Nor does Article SEVENTH prevent any tender offer followed by a second-step merger which complies with the minimum price requirements of the Article or has been approved by two-thirds of the Continuing Directors in accordance with the Article.

     Instead, Article SEVENTH is designed to protect the Company's stockholders against "two-tiered" or "front-end loaded" tender offers in which the potential acquiror first makes an unsolicited partial cash tender offer, usually at a premium over the current market price, for just enough of a company's outstanding voting securities to acquire control of the company. After taking control, the acquiring party then proceeds to "freeze out" the remaining public stockholders in a second-step merger (usually using some form of stock or debt securities) at a price lower than that paid in the first-step cash tender offer. The Board believes such offers would be unfair to stockholders since they are designed to coerce stockholders into tendering their shares in the first-step tender offer out of fear that, if they do not, they will be required to accept less consideration in the second-step merger.

     ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING STOCKHOLDER PROPOSAL.

I. OTHER MATTERS

INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP ("Peat Marwick") served as the Company's independent auditor during 1995, and was again appointed by the Board to serve in that capacity for 1996. Representatives of Peat Marwick will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

OTHER MATTERS BEFORE THE MEETING

     The Company does not expect any other matters to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

     It is important that the proxies be returned promptly. All stockholders, whether or not they expect to attend the Annual Meeting in person, are urged to mark, sign, date, and return the accompanying form of proxy in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                          BY ORDERS OF THE BOARD OF DIRECTORS,


                                                  /s/ ROBERT W. REED
                                                      ROBERT W. REED
                                                        Secretary

Dated: March 15, 1996
Houston, Texas

                                                                       EXHIBIT 1

A. CURRENT SECTION 5 OF THE PANHANDLE EASTERN CORPORATION 1994 LONG TERM INCENTIVE PLAN:

   5. AWARDS TO COVERED EMPLOYEES

        The Committee may determine that any Award granted hereunder for any Plan Year to a Participant who is a Covered Employee shall be made and administered by a subcommittee consisting solely of two or more "outside directors" (as defined in Treasury regulations promulgated under Section 162(m) of the Code) appointed by the Committee (the "Subcommittee"). Any such Award may be determined solely on the basis of (a) the achievement by the Company of a specified target earnings per share, return on equity or net income, all as adjusted to exclude items that the Subcommittee determines to be inappropriate for purposes of the Award, (b) the Company's stock price,
   (c) the achievement by a business unit of the Company of a specified target net income as adjusted to exclude items that the Subcommittee determines to be inappropriate for purposes of the Award, or market share, or (d) any combination of the goals set forth in (a) through (c) above. If an Award is made on such basis, the Subcommittee shall establish such goals prior to the beginning of the Plan Year (or such later date as may be prescribed by the Internal Revenue Service for purposes of Section 162(m) of the Code). Amounts received for each Plan Year pursuant to Awards granted under Sections 4(d) through 4(h) of this Plan, or any combination thereof, to each Covered Employee shall be limited to a maximum value of 500% of the Covered Employee's annual salary at the rate in effect on the first day of such Plan Year. In no event may the cumulative amounts paid pursuant to Awards granted in any Plan Year under Sections 4(d) through 4(h) of this Plan, or any combination thereof, to any Covered Employee exceed 500% of the Covered Employee's annual salary at the rate in effect on the first day of such Plan Year. For purposes of the two preceding sentences, if a Covered Employee does not receive a salary, the Covered Employee shall be deemed to have an annual salary of $500,000. Any payment of an Award granted under this Section 5, other than Awards referred to in Sections 4(a), 4(b) or 4(c) of this Plan or any combination thereof, shall be conditioned on the written certification of the Subcommittee that the goals used as the basis for any such Award, and any other material terms, were in fact satisfied.

B. PROPOSED AMENDMENT AND RESTATEMENT OF SECTION 5:

   5. AWARDS TO COVERED EMPLOYEES

        The Committee may determine that any Award granted hereunder for any Plan Year to a Participant who is Covered Employee shall be made and administered by a subcommittee consisting solely of two or more "outside directors" (as defined in Treasury regulations promulgated under Section 162(m) of the Code) appointed by the Committee (the "Subcommittee"). Except as otherwise permitted by Section 8 of this Plan, compensation resulting from any Award made by the Subcommittee shall be paid solely on the attainment of performance goals established in writing by the Subcommittee with reference to (a) the achievement by the Company of a specified target earnings per share, return on equity or net income, (b) the Company's stock price, (c) accumulated dividends paid on the Company's stock, (d) the achievement by a business unit of the Company of a specified target income or market share, or
   (e) any combination of the goals set forth in (a) through (d) above. With respect to any Award made by the Subcommittee, the Subcommittee shall establish such performance goals prior to the beginning of the Plan Year for which the Award is granted (or such later date as may be prescribed by the Internal Revenue Service for purposes of Section 162(m) of the Code). No more than one million (1,000,000) shares of common stock shall be cumulatively available for Awards made by the Subcommittee and granted under Sections 4(a) through 4(d) of this Plan to any Covered Employee, and compensation resulting to any Covered Employee during any Plan Year from Awards made by the Subcommittee and granted under Sections 4(e) through 4(h) of this Plan, shall be limited to a maximum value of $2,500,000. Any payment of compensation to a Covered Employee resulting from an Award made by the Subcommittee upon attainment of related performance goals, other than Awards granted under Sections 4(a) through 4(c) of this Plan, shall be conditioned upon the written certification of the Subcommittee that the performance goals, and all other material conditions and terms, relating to such Award have, in fact, been satisfied.

                                                                           proxy
[PANHANDLE EASTERN CORPORATION LOGO]
                                       -----------------------------------
                                       SOLICITED BY THE BOARD OF DIRECTORS

                                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                           APRIL 24, 1996, 10:00 A.M.

        As evidenced by the signature(s) on the reverse side hereof, the undersigned hereby appoints Paul F. Ferguson, Jr., Carl B. King, and Robert W. Reed, and any one of them, as Proxies, each with full power of substitution, to represent and vote all shares of the Common Stock of Panhandle Eastern Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the J.W. Marriott Hotel, 5150 Westheimer, Houston , Texas, on April 24, 1996, at 10:00 A.M., and at any adjournments thereof, with all power the undersigned would possess if personally present. This card also provides voting instructions for shares, if any, held in the Company's Dividend Reinvestment and Stock Purchase Plan and, if applicable, shares held in the various employee benefit plans.

The shares represented by this proxy will be voted as directed by the stockholder. IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED "FOR" ITEMS 1, 2, AND 3 AND "AGAINST" ITEMS 4, 5 AND 6.


                                (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3 AND                                   PLEASE MARK VOTES / / OR /X/
AGAINST ITEMS 4, 5, AND 6.


Item 1--Election of duly        Item 2--Proposal to Amend the   Item 3--Proposal to amend Sec-   Item 4--Proposal to amend the
nominated Directors             Company's Restated Certificate  tion 5 of the Panhandle Eastern  By-laws of the Company to elimi-
(Three year terms).             of Incorporation to change the  Corporation 1994 Long Term       nate the classification of the
Nominees: Milton Carroll,       Company's name to "PanEnergy    Incentive Plan.                  Board of Directors.
Robert Cizik, Harold S. Hook,   Corp."
and Leo E. Linbeck, Jr.

FOR all nominees     Witheld
(except as marked  (as to all
 to the contrary    nominees)
  as provided)

     / /              / /       For    Against    Abstain       For    Against    Abstain        For      Against    Abstain

 To withhold authority to       / /      / /        / /         / /      / /        / /          / /        / /        / /
vote for any individual
nominee write that nominee's
name on space provided below.

-----------------------------

Item 5--Proposal regarding      Item 6--Proposal to delete      Item 7--On any other matters
Severance Benefits Upon A       Article SEVENTH of the          that may properly come before
Change in Control of the        Company's Restated              the meeting.
Company.                        Certificate of
                                Incorporation.

For    Against    Abstain       For    Against    Abstain

/ /      / /        / /         / /      / /        / /


P                                                                       Dated __________________________________, 1996

R                                                                _____________________________________________________
                                                                       Signature(s) of Stockholder(s)
O
                                                                 _____________________________________________________
X                                                                       Signature(s) of Stockholder(s)

Y                                                                When signing as attorney, executor, administrator,
                                                                 trustee or guardian or in other representative
                                                                 capacities, please give your full title as such.
     Please date, sign and mail this proxy as your name          A Proxy for shares held in joint ownership should be
     appears above and return in the enclosed envelope.          signed by EACH owner.